THIS AGREEMENT is made between Covenant EcoNet Inc., a
Nevada corporation with its principal place of business at 58 Hawthorne Street, Northeast, Washington, DC 20017 ("EcoNet") and Curtis L.
Pree ("Pree") residing at 7960 West Beach Drive, NW, Washington, DC
20012.

    WHEREAS Mr. Pree and EcoNet desire and agree to enter into an employment relationship by means of this Employment Agreement.

    NOW, THEREFORE in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on this 15th day of May, 2001 (the "Effective Date"), it is mutually covenanted and agreed by and between the parties as follows:

    1.  Employment Acceptance.  EcoNet hereby employs Pree as the
President of EcoNet, with the powers and duties in that capacity to be those powers and duties customary to such positions in similar publicly held corporations, and Pree hereby accepts such employment.

    2. Duties of President. Pree shall render full time professional services to EcoNet in the capacity of president of EcoNet. Pree will at all times faithfully, industriously, and to the best of his ability, perform all duties that may be required by virtue of the position of president and all duties as set forth in EcoNet's bylaws, corporate policy, and in the job description in 3 below to the reasonable satisfaction of the Board of Directors. Pree is hereby vested with authority to act on behalf of the Board in keeping with policies adopted by the Board, as amended from time to time, and Pree shall perform in the same manner any special duties assigned or delegated by the board. Pree shall report to the Board of Directors.

    3. Description of Duties. Pree acknowledges that EcoNet's current business plan entails creating four new divisions: (1) GeNex, a marketing and distribution company that will own at least ten percent of each company for which it will provide marketing services and distribution; (2) Covenant InterNetworks, a company that will enter into affiliate relationships with community-based television stations, provide its affiliated stations with banner advertising and integrate Internet and televisions programming and advertising; (3) Covenant Financial Services, a financial services firm that will offer brokerage and insurance products, and to the extent permissible, commercial banking products; and (4) Financial Warfare Club, a company that will provide financial literacy courses to members of the church community. In addition to performing the duties in 2, Pree shall exercise responsibility for developing and implementing viable business plans for each of the aforementioned divisions and overseeing the development of each such division such that the foregoing divisions shall generate revenues and become profitable businesses. Pree shall exercise supervisory authority over the heads of each such division and cause the divisions to enter into productive strategic alliances with other business entities in the best overall interests of EcoNet.

    4.  Personal Guarantee, Office Space, and Electronic Transactions.
Subject to the approval of the EcoNet's Board of Directors, Pree acknowledges his obligation to secure office space for EcoNet and to the extent the lessor of such lease requires the execution of a personal guarantee to secure the lease, Pree agrees to serve as the guarantor. Pree further acknowledges his obligation, on terms acceptable to the Board of Directors of EcoNet, to take all necessary steps to cause EcoNet to set itself up to process MasterCard and Visa transactions including serving as a

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guarantor on any personal guarantee required for EcoNet to process
MasterCard and Visa transactions.

    5. Term. EcoNet hereby agrees to employ Pree and Pree hereby agrees to serve EcoNet, in accordance with the terms and conditions set forth herein, for an initial period of three (3) years, commencing as of the Effective Date of this Agreement, as indicated above. Additionally, the automatic extensions of the term of this Agreement set forth below shall immediately be suspended upon an employment termination as provided for herein.

    Notwithstanding the foregoing and subject to the provisions for termination otherwise included herein, such term shall automatically be extended for an additional one (1) year period commencing on May 15, 2004, and each May
15 thereafter unless this Employment Agreement is terminated as provided for herein or unless either party provides ninety-days' written notice of an intent not to re-new.

    6. Compensation. Pree shall receive the following compensation for is services during the term of initial employment hereunder:

         (a) Pree's base salary ("Base Salary") shall be $175,000 per year, payable in monthly installments, subject to increase by the Board of Directors, which shall review Pree's Base Salary semi-annually.

         (b) In addition to the aforesaid salary, EcoNet will pay Pree a signing bonus in the amount of $8,000 and 166,666 shares of EcoNet Common Stock both payable on the Effective Date of this Agreement.

         (c) In addition to the Base Salary, during the Term of this Agreement, Pree shall accrue incentive compensation equal to ten percent (10%) of EcoNet's annual net profit as reported on its federal tax return. The incentive compensation shall be paid in shares of EcoNet Common Stock, value for this purpose at $.60 per share, adjusted for any stock splits or stock dividends. By July 31 or each year, Pree shall receive the incentive compensation relating to the prior fiscal year. (i.e., Pree shall receive incentive compensation for 2001 on or before July 31, 2002.) During the Term of this Agreement, Pree's incentive compensation in the aggregate shall not exceed 333,334 shares of EcoNet Common Stock. Fractional shares shall be rounded up to the next whole share.

         (d) Pree, if otherwise eligible, shall participate in any annuity or group insurance plan, medical plan, and other benefits maintained by EcoNet for its employees or EcoNet's subsidiary employees. If the term of Initial employment hereunder terminates on a date other than the end of EcoNet's fiscal year, the payment which Pree receives under the applicable plan will be prorated based on the portion of the fiscal year prior to the termination.

           (e) Pree shall be eligible for two weeks of paid vacation in any fiscal year. Unused vacation may not be accrued and carried over from year to year. Pree shall be eligible, after three months of employment for eight days of paid sick leave and three days of paid leave for personal reasons in each fiscal year. Unused sick days and personal days may not be accrued and carried over from year to year.
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    7.  Expense Accounts.  EcoNet shall reimburse Pree for all ordinary and necessary business expenses incurred by Pree while carrying out his employment responsibilities under this Agreement. EcoNet retains the right to establish limits on the types or amounts of business expenses that Pree may incur.

    8. Best Efforts. Pree agrees to devote in good faith his full time and best efforts, during reasonable business hours, to the services which he is required to render to EcoNet hereunder, and agrees to travel to the extent he or the Board of Directors deems necessary to perform such duties.

    9. Indemnification. EcoNet hereby covenants and agrees to indemnify and hold harmless Pree in a manner consistent with the provisions of EcoNet's bylaws.

    10. Voluntary Termination by Pree. Pree may terminate this Agreement at any time during the first two years of this Agreement by giving EcoNet's Board of Directors written notice of intent to terminate delivered at least sixty (60) calendar days prior to the effective date of such termination, and Pree may terminate this Agreement at any time during the third year of this Agreement by giving at least forty-five (45) calendar days prior to the effective date of such termination. This provision shall not apply if Pree terminates employment because of Retirement. EcoNet shall pay Pree a full Base Salary, at the rate then in effect, through the effective date of termination, plus all other benefits to which Pree has a vested right at that time.

    11. Termination for Cause. Pree's employment may be terminated immediately hereunder for cause if in the good faith determination of EcoNet's Board of Directors, Pree (1) acted dishonestly or incompetently or engaged in willful misconduct in the performance of his duties; (2) breached a fiduciary duty; (3) intentionally failed to perform reasonably assigned duties;
(4) willfully violated any law, rule, or regulation (other than traffic violations or similar offenses); or (5) materially breached this Agreement.

    12. Involuntary Termination Without Cause. At any time during the term of this Agreement, the Board may terminate Pree's employment, as provided under this Agreement, for reasons other than death, disability, retirement, or for cause, by notifying Pree in writing of EcoNet's intent to terminate, at least ninety (90) calendar days prior to the effective date of such termination. Following the expiration of the ninety (90) day notice period, EcoNet shall pay to Pree a lump-sum cash payment equal to the present value of the Base Salary which would have been paid to Pree through the remainder of the fiscal year in which Pree is terminated, except that if Pree is terminated at a time such that less than ninety days is remaining in such fiscal year of termination, EcoNet shall pay to Pree a lump-sum cash payment equal to the present value of one-fourth of Pree's Base Salary that would have been payable to Pree through the remainder of the following fiscal year. For purposes of making the aforementioned present value calculations, EcoNet's Board shall treat such payments as if they were made at the point in time in the future when each such payment is scheduled to have been made. Such present value calculations shall be made at the sole discretion of the Board, using such assumptions and factors as it deems appropriate.

    13. Termination for Disability. If at any time during the term of this Agreement Pree becomes disabled or is unable for any reason substantially to perform his duties hereunder and Pree has not breached any of the provisions of this Agreement, compensation shall continue to be

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paid to Pree as provided but only as to the first six-month period during which
Pree shall be so disabled. EcoNet may, at its sole option, continue payment of Pree's salary until Pree is able to return to work or for such period greater than six months as EcoNet elects, or EcoNet may terminate this Agreement.
If Pree should die during the term of this Agreement, Pree's employment and EcoNet's obligations hereunder shall terminate as of the end of the month in which death occurs.

    14. Covenant not to Compete. During the Term of this Agreement and for a period of one year following Pree's termination of employment during the Term, Pree shall not become associated, whether as a principal, partner, employee, consultant, or shareholder (other than as a holder of not in excess of one percent (1%) of the outstanding voting shares of any publicly traded company), with any entity that is actively engaged in any geographic area in any business which is in substantial and direct competition with the business or businesses of EcoNet for which Pree provides substantial services or for which Pree has substantial responsibility, provided that nothing in this paragraph shall preclude Pree from performing services solely and exclusively for a division or subsidiary of such an entity that is engaged in a noncompetitive business.

    Pree acknowledges that the restrictions imposed by this Agreement are fully understood and will not preclude Pree from becoming gainfully employed following a termination of employment with EcoNet. Pree understands that the geographical area set forth in this clause is divisible so that if this clause is invalid or unenforceable in an included geographical area, that area is severable and this clause remains in effect for the remaining included geographic areas in which the clause is valid.

    15. Disclosure of Information. Pree agrees to receive confidential and proprietary information of EcoNet in confidence, and not to disclose such information to others except as authorized by EcoNet. Confidential and proprietary information shall mean information not generally known to the public that is disclosed to Pree as a consequence of employment by EcoNet, whether or not pursuant to this Agreement.

    16. Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in the District of Columbia in accordance with the Commercial Arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

    17. Severability. If any provision of this Agreement is declared by any arbitration panel or court of competent jurisdiction to be invalid, illegal or incapable of being enforced, such provision or part thereof shall be deemed not to be a part of this Agreement, and the remainder of such provision and of this Agreement shall not be affected thereby and shall continue in full force and effect. In the event that any court or tribunal shall at any time hereafter hold covenants or restrictions contained in this Agreement unenforceable or unreasonable as to scope or time, the parties shall specifically request the court or arbitrator to determine the scope and/or period of time that it deems to be reasonable and to enforce the provisions to such extent.

    18. Notices. Any notice hereby required or permitted to be given shall be sufficiently given if in writing and upon mailing by registered or certified mail, postage prepaid, to either party

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at the address of such party as set forth on the first page of this Agreement or such other address as shall have been designated by written notice by such party to the other party.

    19. Waiver. Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver by a party of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available under the circumstances.

    20. Assignment. By reason of the special and unique nature of the services hereunder, it is agreed that neither party hereto may assign any interest, rights or duties which it or he may have in this Agreement without the prior written consent of the other party, except that upon any merger, liquidation, or sale of all or substantially all of the assets of EcoNet to another corporation, this Agreement shall inure to the benefit of and be binding upon Pree and the purchasing, surviving or resulting company or corporation in the same manner and to the same extent as though such company or corporation were EcoNet.

    21. Governing Law. EcoNet and Pree agree that this Agreement shall be governed by the laws of the District of Columbia.

    22. Entire Agreement. This Agreement expresses the entire understanding and agreement of the parties regarding the terms and conditions governing Pree's employment with EcoNet, and all prior agreements governing Pree's employment with EcoNet shall have no further effect.

    23.  Binding Effect.		This Agreement shall be binding on, and shall
inure to the benefit of, EcoNet and any person or entity that succeeds to the interest of EcoNet (regardless of whether such succession does or does not occur by operation of law) by reason of the sale of all or a portion of
EcoNet's stock, a merger, consolidation, or reorganization involving EcoNet or, unless EcoNet otherwise elects in writing, a sale of the assets of the business of EcoNet (or portion thereof) in which Pree performs a majority of his services.  Any successor in interest to EcoNet shall acknowledge in writing to Pree that it has assumed this Agreement and is responsible to Pree for the performance of EcoNet's obligations under this Agreement.  Without limiting the generality of the foregoing, EcoNet shall have the right, without the consent of Pree, to assign this Agreement and its obligations hereunder to any new entity or any subsidiary of any new entity by which Pree becomes employed, at EcoNet's discretion, by reason of the implementation of any restructuring of EcoNet, and, following any such assignment, such new entity or subsidiary shall be treated as EcoNet for all purposes of this Agreement.
This Agreement shall also inure to the benefit of Pree's heirs, executors, administrators, and legal representatives.

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    24.  Amendments.  This Agreement may not be altered, modified, or amended except by a written instrument signed by each of the parties hereto.

    IN WITNESS WHEREOF, EcoNet has caused this Agreement to be executed by its duly authorized officer, and Pree has hereunto set his signature as of the day and year first above written.



Covenant EcoNet, Inc.

  /S/                                           /S/
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Marcus Dukes, President                        Curtis Pree

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